Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 and Post-Effective Amendment No. 3 to Form S-1 of Realogy Corporation and its subsidiaries and Domus Holdings Corp. and its subsidiaries, of our reports dated March 2, 2012, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Realogy Corporation and its subsidiaries and Domus Holdings Corp. and its subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
March 5, 2012